EXHIBIT 10.2

AGREEMENT

THIS AGREEMENT is made as of this 17th day of April, 2007, among BASIL CALOYERAS, an individual, ALIKI CALOYERAS, an individual, ALEXANDRA CALOYERAS, an individual, CALOYERAS FAMILY PARTNERSHIP, a Nevada limited partnership (“Caloyeras Family Partnership”) and TOROTEL, INC., a Missouri corporation (“Torotel”). Basil Caloyeras, Aliki Caloyeras and Alexandra Caloyeras are sometimes hereinafter referred to as the “Caloyeras Shareholders”.

WHEREAS, Torotel is the payee of a Secured Promissory Note payable to the Caloyeras Family Partnership, dated March 28, 2002 with a face amount of $750,000 (“Secured Promissory Note”), a copy of which is attached hereto as Exhibit A (incorporated by reference to Exhibit 5 of Form 8-K filed with the Securities and Exchange Commission on April 17, 2002); and

WHEREAS, the Caloyeras Shareholders and Torotel entered into that certain Agreement and Plan of Reorganization dated March 20, 2002 (the “Reorganization Agreement”), a copy of which is attached hereto as Exhibit B (incorporated by reference to Exhibit 2 of Form 8-K filed with the Securities and Exchange Commission on April 15, 2002), in which, among other things, the Caloyeras Shareholders agreed to pay to Torotel an amount equal to sixty percent (60%) of the amount by which the actual Net Sales of the Surviving Corporation during the Measurement Period is less than the Minimum Net Sales during such period (with each such capitalized term having the same meaning as its definition in the Reorganization Agreement); and

WHEREAS, the parties hereto have agreed to offset such obligations, and the Caloyeras Family Partnership is extending the maturity date of the Secured Promissory Note to April 30, 2007, for purposes of such offset agreement.

NOW, THEREFORE, in consideration of the premises, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

1.	Secured Promissory Note.

a.           Prepayment of Principal. The Caloyeras Family Partnership acknowledges receipt of $91,577.91 from Torotel on March 24, 2007, as a partial principal payment of the Secured Promissory Note prior to its maturity.

b.           The Caloyeras Family Partnership agrees to modify the Secured Promissory Note solely to reflect that (i) the maturity date of the Secured Promissory Note is hereby extended from March 28, 2007 until April 30, 2007; and (ii) the principal sum due under the Secured Promissory Note is $658,422.09, which will be offset to the extent of the amounts due to Torotel under the Reorganization Agreement.

c.            Except as modified specifically by Section 1b of this Agreement, all of the other terms and conditions of the Secured Promissory Note are hereby ratified and confirmed and shall remain in full force and effect, including, without limitation, the requirement of Torotel to pay, when due, all interest payments required by the Secured Promissory Note and remaining principal, if any, in accordance with the terms and conditions thereof.

d.           The Caloyeras Shareholders agree to waive all late payment charges and attorneys’ fees with respect to the Secured Promissory Note, as long as Torotel makes timely payments of interest as provided in the Secured Promissory Note and is not otherwise in default of the terms, conditions and obligations of Torotel pursuant to the Secured Promissory Note. If Torotel fails to make timely payments as provided in the Secured Promissory Note or is otherwise in default of the terms, conditions or obligations of Torotel pursuant to the Secured Promissory Note, the late payment charges and attorneys’ fees may be recovered in accordance with the terms of the Secured Promissory Note.

e.            Torotel agrees to pay a loan extension fee on or before April 30, 2007, in the amount of $11,525.

2.           Offset. The Caloyeras Family Partnership and the Caloyeras Shareholders agree that, effective upon the maturity of the Secured Promissory Note, there shall be offset against the principal balance thereof, any amount the Caloyeras Shareholders may owe to Torotel pursuant to Section 2 of the Reorganization Agreement based on the amounts set forth in Section 1 of this Agreement, regardless of any audit or inspection rights of the Caloyeras Family Partnership; provided, however, that the parties agree that the Caloyeras Family Partnership may, promptly after the offset date, exercise its audit or inspection rights, and the parties shall make any necessary adjustments after such April 30, 2007 offset date.

3.           Entire Agreement; No Oral Modification. This document represents the entire agreement of the parties with respect to the subject matter of this Agreement and may not be modified except in writing signed by all parties.

4.           Authority. The undersigned represent that they have the authority to execute this Agreement on behalf of the respective parties and to bind their respective parties to the terms of this Agreement by their execution hereof.

5.           Counterparts. This Agreement may be executed in one or more counterparts constituting one and the same agreement.

6.           Effective Date; Additional Parties. This Agreement shall become effective and binding as of the day and year first above written.

7.           Governing Law and Forum. This Agreement shall be governed by the laws of the State of Missouri.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in multiple counterpart copies, each of which shall be deemed an original but constitute one and the same instrument as of the day and year first above written.

CALOYERAS SHAREHOLDERS:

/s/ Basil Caloyeras
Basil Caloyeras

/s/ Aliki Caloyeras
Aliki Caloyeras

/s/ Alexandra Caloyeras
Alexandra Caloyeras

CALOYERAS FAMILY PARTNERSHIP:

By:	/s/ Basil Caloyeras
Basil Caloyeras, Member

TOROTEL, INC.:

By:	/s/ Dale H. Sizemore, Jr.
Name:	Dale H. Sizemore, Jr.
Title:	President and CEO

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